Exhibit 99.1

Press Release

Turn/River Completes Acquisition of SolarWinds

SolarWinds shareholders receive $18.50 per share in cash, with a total enterprise value of $4.4 billion; SolarWinds becomes a privately held company upon completion of the transaction

AUSTIN, TEXAS – April 16, 2025 – SolarWinds Corporation (“SolarWinds” or the “Company”), a leading provider of simple, powerful, secure observability and IT management software, today announced the closing of its acquisition by Turn/River Capital. The transaction is valued at approximately $4.4 billion, with SolarWinds stockholders receiving $18.50 per share in cash. With the closing of the transaction, SolarWinds common stock has ceased trading, and the Company is no longer listed on the New York Stock Exchange.

“With Turn/River as our new owner, we remain committed to continuing our tradition of helping customers transform their businesses through simple, powerful, and secure solutions for hybrid and multi-cloud environments. We are excited to provide operational resilience on our SolarWinds Platform by utilizing our observability, monitoring, and service desk solutions,” said Sudhakar Ramakrishna, President and CEO of SolarWinds. “This successful transaction and partnership highlight our employees’ exceptional work in building solutions and delivering customer success,” said Ramakrishna. “We believe Turn/River’s expertise will help SolarWinds drive innovation and deliver greater value to customers and stakeholders.”

“With the recent launch of next-generation solutions that integrate observability, incident response, service management, and AI-powered automation, SolarWinds is redefining what it means to achieve operational resilience in complex hybrid IT environments,” said Matthew Amico, Partner at Turn/River Capital. “We are excited to partner with SolarWinds to build on this momentum, investing further in product innovation and empowering organizations worldwide to thrive in an era of rapid technological change.”

Advisors

Goldman Sachs & Co. LLC acted as the lead financial advisor to SolarWinds, Jefferies LLC also acted as a financial advisor to SolarWinds, and DLA Piper LLP (US) acted as SolarWinds’ legal counsel. J.P. Morgan, Barclays, Santander, and RBC Capital Markets acted as financial advisors to Turn/River, and Kirkland & Ellis LLP acted as legal counsel for Turn/River.

About SolarWinds

SolarWinds is a leading provider of simple, powerful, secure observability and IT management software built to enable customers to accelerate their digital transformation. Our solutions provide organizations worldwide—regardless of type, size, or complexity—with a comprehensive and unified view of today’s modern, distributed, and hybrid network environments. We continuously engage with IT service and operations professionals, DevOps and SecOps professionals, and database administrators (DBAs) to understand the challenges they face in maintaining high-performing and highly available hybrid IT infrastructures, applications, and

7171 Southwest Parkway, Building 400 Austin, Texas 78735    t: 866.530.8100    solarwinds.com

environments. The insights we gain from them, in places like our THWACK community, allow us to address customers’ needs now and in the future. Our focus on the user and our commitment to excellence in end-to-end hybrid IT management have established SolarWinds as a worldwide leader in solutions for observability, IT service management, application performance, and database management. Learn more today at www.solarwinds.com.

About Turn/River Capital

Turn/River Capital is a private equity firm that applies a proprietary growth engineering strategy to investing, partnering with software businesses to accelerate growth and build enduring value. The firm’s team of equal parts investors and operators provides hands-on operational support and the flexible capital to systematically scale marketing, sales and customer success at its portfolio companies. Founded in 2012 and based in San Francisco, Turn/River invests globally with a focus on North America and Europe. For more information, visit www.turnriver.com.

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© 2025 SolarWinds Worldwide, LLC. All rights reserved.

Forward-Looking Statements

This press release contains “forward-looking statements,” which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management. Forward-looking statements include all statements that are not historical facts and may be identified by terms such as “anticipate,” “believe,” “could,” “expect,” “will,” “estimate,” “continue,” “may,” or similar expressions and the negatives of those terms or other similar terms or expressions that concern the Company’s expectations, strategy, plans or intentions. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, (i) the outcome of any legal proceedings that may be instituted relating to the transaction, the parties thereto, or their respective directors, managers or officers, including the effects of any outcomes related thereto, (ii) the Company’s ability to retain, hire and integrate skilled personnel including the Company’s senior management team and maintain relationships with key business partners and customers, and others with whom it does business, in light of the transaction, (iii) unexpected costs, charges or expenses resulting from the transaction; (iv) the impact of adverse general and industry-specific economic and market conditions, (v) risks caused by delays in upturns or downturns being reflected in the Company’s financial position and results of operations, (vi) risks that the benefits of the transaction are not realized when and as expected, and (vii) other factors described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024. The Company cautions you that the important factors referenced above may not contain all of the factors that are important to you. In addition, the Company cannot assure you that the Company will realize the results or developments expected or anticipated or, even if substantially realized, that they will result in the consequences or affect the Company or the Company’s operations in the way the Company expects. The forward-looking statements included in this press release are made only as of the date hereof. Except as required by applicable law or regulation, the Company does not undertake to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contacts

Jenne Barbour	Christine Elswick
SolarWinds	Highwire
+1-512-498-6804	+1-415-671-9707
pr@solarwinds.com	christine@highwirepr.com

Investor Contacts

SolarWinds Investor Relations

ir@solarwinds.com

For Turn/River

Carlos Roig

Clear Hill Strategies

+1-415-305-6590

media@turnriver.com

7171 Southwest Parkway, Building 400 Austin, Texas 78735    t: 866.530.8100    solarwinds.com